Ex. 2.1 EXECUTION VERSION
AMENDMENT TO STOCK PURCHASE AGREEMENT
This AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”), is entered into as of April 30, 2021, by and among Magnite, Inc., a Delaware corporation (“Buyer”), RTL US Holding, Inc., a Delaware corporation (“Seller”), and RTL Group S.A., a Société Anonyme (together with Buyer, and Seller, the “Parties”).
WHEREAS, the Parties entered into that certain Stock Purchase Agreement, dated as of February 4, 2021 (the “SPA”);
WHEREAS, the Parties desire to amend the SPA to reflect further agreement among the Parties regarding the timing of the closing of the transactions contemplated by the SPA;
WHEREAS, following execution of the SPA, Buyer consummated an “Equity Financing” (as such term is defined in the SPA), which priced on March 15, 2021 and yielded gross proceeds of approximately $400 million;
WHEREAS, Seller delivered notice, in accordance with the terms of Section 5.16 of the SPA to participate in 20% of such Equity Financing, and accordingly the Base Cash Purchase Price (as defined in the SPA) was increased by $80 million and the Stock Consideration (as defined in the SPA) was reduced by 1,625,685 shares of Buyer Common Stock (due to the closing purchase price of Buyer Common Stock on March 12, 2021 being $49.21 per share);
WHEREAS, in connection with the foregoing, the Parties desire to amend the SPA to (i) reflect the new Base Cash Purchase Price of $640 million, (ii) reflect the new Stock Consideration of 12,374,315 shares of Buyer Common Stock and (iii) delete Section 5.16 of the SPA, as it is no longer applicable; and
WHEREAS, the Parties desire to amend the SPA, in accordance with Section 11.02 of the SPA, as further set forth herein.
NOW, THEREFORE, in consideration of the covenants and representations set forth therein, and for other good and valuable consideration, the Parties hereby agree as follows:
1.Amendments to Section 1.01 of SPA.
a.The definition of “Accrued Standalone Income Taxes” contained in Section 1.01 of the SPA is hereby amended by deleting “as of 11:59 p.m. (New York time) on the day immediately preceding the Closing Date” from such definition and replacing it with the following:
“as of 11:59 p.m. (New York time) on the Closing Date”
b.The definition of “Base Cash Purchase Price” contained in Section 1.01 of the SPA is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
““Base Cash Purchase Price” means USD640,000,000.”

c.The definition of “Stock Consideration” contained in Section 1.01 of the SPA is hereby amended by deleting the text of such definition in its entirety and replacing it with the following:
““Stock Consideration” means 12,374,315 shares of Buyer Common Stock, adjusted as necessary to reflect any split, combination, reclassification or dividend or similar adjustment of Buyer Common Stock prior to the Closing.”
d.The definitions of “Launch Date”, “Financing Notice” and “Seller Financing Proceeds” contained in Section 1.01 of the SPA are hereby deleted.
2.Amendment to Section 2.03 of the SPA. Section 2.03 of the SPA is hereby amended by adding the following as a new sentence at the end of such section:
“Notwithstanding the foregoing, subject to satisfaction or, to the extent permissible, waiver by the party or parties entitled to the benefit of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), Buyer and Seller agree that the Closing will occur on April 30, 2021 (to the extent such conditions are satisfied and the Closing occurs on April 30, 2021, an “April Closing”).”
3.Amendment to Section 2.05(a) of the SPA. Section 2.05(a) of the SPA is hereby amended by adding the following proviso at the end of such section:
“provided, further, that, in the event of an April Closing, notwithstanding the foregoing, (w) Closing Net Working Capital shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021, (x) Closing Indebtedness shall be calculated as of the time of the Closing (provided that Tax items in Closing Indebtedness shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021), (y) Closing Cash shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021 (provided that no transaction of the Company Group taken after the Closing which would reduce Closing Cash shall be taken into account in such calculation unless such transaction results in a corresponding reduction of accounts payable in Closing Net Working Capital) and (z) unpaid Transaction Expenses shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021, in the case of each of the foregoing (w), (x) and (y), calculated without giving effect to the Transactions or any actions taken by or at the direction of Buyer after Closing.”
4.Amendment to Section 2.06(b)(i) of the SPA. Section 2.06(b)(i) of the SPA is hereby amended by adding the following proviso at the end of such section:

“provided, further, that, in the event of an April Closing, notwithstanding the foregoing, (w) Closing Net Working Capital shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021, (x) Closing Indebtedness shall be calculated as of the time of the Closing (provided that Tax items in Closing Indebtedness shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021), (y) Closing Cash shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021 (provided that no transaction of the Company Group taken after the Closing which would reduce Closing Cash shall be taken into account in such calculation unless such transaction results in a corresponding reduction of accounts payable in Closing Net Working Capital) and (z) unpaid Transaction Expenses shall be calculated as of 11:59 p.m. (New York time) on April 30, 2021, in the case of each of the foregoing (w), (x) and (y), calculated without giving effect to the Transactions or any actions taken by or at the direction of Buyer after Closing.”
5.Amendment to Section 5.16 of the SPA. Section 5.16 of the SPA is hereby deleted in its entirety.
6.Amendment to Schedule 1.1 of the SPA. Schedule 1.1 of the SPA is hereby amended by deleting it in its entirety and replacing it with the following:

Schedule 1.1
Required Information

Company Group Required Information
Date	Required Information
Following May 1, 2021
•Audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company Group for the fiscal year ended December 31, 2020 and for each fiscal year ended thereafter and ended at least 105 days prior to the Closing Date; and
•Unaudited consolidated balance sheets and related statements of income and cash flows of the Company Group for each subsequent interim quarterly period ended at least 45 days prior to the Closing Date (excluding the fourth quarter of any fiscal year).

7.Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the SPA.
8.No Other Amendments. Except as and to the extent expressly modified by this Amendment, the SPA is not otherwise being amended, modified or supplemented and shall remain in full force and effect in accordance with its terms.
9.Counterparts. This Amendment may be signed in any number of counterparts, and by each party on separate counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.
10.Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the laws of any other jurisdiction to apply.
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

MAGNITE, INC.
By:	/s/ Michael Barrett
Name: Michael Barrett
Title: Chief Executive Officer
Signature Page to Amendment to SPA

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

RTL US HOLDING, INC.
By:	/s/ Vera L. Noriega
Name: Vera L. Noriega
Title: Director

By:	/s/ Siska Ghesquiere
Name: Siska Ghesquiere
Title: President

RTL GROUP, S.A.
By:	/s/ Thomas Rabe
Name: Thomas Rabe
Title: CEO

By:	/s/ Elmar Heggen
Name: Elmar Heggen
Title: Deputy CEO and COO

Signature Page to Amendment to SPA